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                                                                    EXHIBIT 10.7

                               [Pixar Letterhead]

January 23, 2003

Ms. Lois Scali
1212 North Tigertail Road
Los Angeles, California 90049

Dear Lois:

It is with great pleasure that Pixar offers you the position of Executive Vice-President and General Counsel. It's expected that your start date would be on or before April 1, 2003.

Your annual salary will be $436,000 paid on a weekly basis. Pixar will grant you a Non-statutory Stock Option to purchase 300,000 shares of Pixar Common Stock, subject to approval by Pixar's Board of Directors and to the terms of Pixar's Stock Plan and Option Agreement. The option price will be Pixar's closing stock price as quoted in The Wall Street Journal on the date of grant. Your stock options will vest over four years as follows: 25% on your first year anniversary and 25% every anniversary until fully vested.

In addition, you will receive a one-time sign-on bonus of $200,000 to be paid within 30 days of your full-time start date. This is to cover all moving expenses including the sale of your house. The non-moving expense part of the bonus would be repayable if you should voluntarily terminate your employment within eighteen months of your start date with Pixar.

You will be entitled to participate in Pixar's Employee Benefit Program, which includes health and life insurance, long term disability insurance and a 401(k) Retirement Plan. Your health benefits will begin on your first day of employment.

While we hope our relationship may be long and mutually beneficial, please be aware that the duration of your employment will be for an unspecified term and can be terminated at the will of either party on notice to the other. In the event that you are involuntarily terminated for reasons other than cause during the first eighteen months of employment, Pixar will give you a severance payment equal to the remaining salary you would have earned in your first eighteen months of employment. Stock vesting will cease upon termination. You would be required to sign a severance agreement, including a full release of rights, to get this payment.

I very much look forward to having you join us. Please don't hesitate to contact me to discuss any aspect of this letter.

I have enclosed two original copies of your offer letter. Please confirm your acceptance of this letter on or before January 31, 3003 by signing and returning one of the copies in the envelope provided. Please keep the second copy for your files.

Sincerely,

/s/ STEVE JOBS
Steve Jobs                          Accepted  /s/ LOIS SCALI
                                              ---------------------
Chairman and CEO                              Lois Scali